Exhibit 10.72

Product Agreement

This Product Agreement (this “Agreement”) is made as of September 1, 2002 (the “Effective Date”) by and between TAI-SAW Technology Co., Ltd., a corporation duly organized and existing under the laws of Taiwan (R.O.C.) with its principal place of business at No. 3, Industrial 2nd Rd., Ping-Chen Industrial District, Tao Yuan, 324, Taiwan, R.O.C. (TST”), and RF Monolithics, Inc., a corporation duly organized under the laws of the state of Delaware, having its principal place of business at 4347 Sigma Road, Dallas, TX, 75244, U.S.A. (“RFM”) (collectively, the “Parties”).

Recitals

WHEREAS, the Parties desire to enter into an agreement pursuant to which RFM shall acquire Products manufactured by TST and sell them under RFM’s brand name.

NOW, THEREFORE, for and in consideration of the premises, the agreements set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.    General Definitions.    The terms set forth below in this Section 1 shall have the meanings ascribed to them below:

        Affiliate:  with respect to any Person, shall mean any Person that directly or indirectly controls, is controlled by or is under common control with such Person.

        Agreement:  shall mean this Product Agreement made by and between TAI-SAW Technology Co., Ltd. and RF Monolithics, Inc.

        Americas:  North America, Central America, and South America, and any islands closer thereto than to another continent.

        Best Efforts:  shall mean a party’s efforts in accordance with reasonable commercial practice.

        Custom Products:  shall have the meaning set forth in Section 2.1.

        Factory:  shall mean TST’s manufacturing facility for Products located at Ping-Chen Industrial District, Tao Yuan, Taiwan and other factory locations mutually agreed upon by the Parties.

        Finished Goods:  shall mean any Product that is 100% complete, tested, and packed in a shipping container awaiting shipment to RFM or to another destination specified by RFM.

        Indemnified Amounts:  shall have the meaning set forth in Section 14.1.

        Joint Intellectual Property:  shall mean intellectual property that is jointly developed by TST and RFM during the term of this Agreement, more specifically defined in Section 18.3.

        Low Power Components:  shall mean resonators, coupled resonator filters, virtual wire die and similar low power components.

        Manufacture:  shall mean the complete process of wafer fabrication, assembly and test of the Products into Finished Goods as required under this Agreement.

        Manufacture Defect:  shall mean any defect that is attributable to the Manufacture of a Product by TST under this Agreement.

        Marketing Covenants:  shall mean, for the geographic area stated, TST’s covenants (i) to give RFM all relevant information, [RFM 001 – Material have been omitted pursuant to a Request for Confidential Treatment made by RFM. Material has been filed separately with the Commission                                         ] excluding any information that TST is prohibited from disclosing pursuant to an agreement dated prior to the date a New Contract Covenant is established for a given territory or is prohibited from disclosing pursuant to applicable law and (ii) not to enter into any contracts with new manufacturers’ representatives or distributors for Low Power Components.

        New Contract Covenant:  shall mean, for the geographic area stated, TST’s covenant contained in clause (ii) of the definition of Marketing Covenants.

        New Products:  shall mean new items or variations of current Standard Products or Custom Products that RFM and TST have agreed in writing to be covered by this Agreement and are addressed more fully in Section 2.5.

        Order:  shall mean purchase order issued by RFM.

        Parties:  shall mean TAI-SAW Technology Co., Ltd. and RF Monolithics, Inc.

        Person:  shall mean any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, government or agency or subdivision thereof or any other entity.

        PPAP:  shall mean Production Part Approval Process, as specified under QS 9000.

        Price to Third Parties: shall mean the price set forth on Exhibit A, [RFM 002 – Material have been omitted pursuant to a Request for Confidential Treatment made by RFM. Material has been filed separately with the Commission.                                                                                                                                                                                                                                                            ]

        Product: shall have the meaning set forth in Section 2.1. From time to time the identity and specifications of Products may be amended by change requests or added as New Products pursuant to Section 2.5 Any product developed, manufactured, licensed for manufacture or sale, or sold by TST or its Affiliates which has the same functional specifications or capabilities as a Product shall be deemed a Product for purposes of this Agreement.

        [RFM 003 – Material have been omitted pursuant to a Request for Confidential Treatment made by RFM. Material has been filed separately with the Commission.                                                                                                                                                                                                                                                                                                                                                                    ]

        Revenue: shall mean the aggregate sales price charged by TST to RFM or its Affiliates for Products and all services related to Low Power Components (whether provided in connection with this Agreement or any other agreement between the Parties or their Affiliates), including without limitation full service, wafer, foundry, assembly, test, and private labeling.

        Review Process: shall mean conferences conducted at regular intervals, as often as semiannual but in no event less frequent than annual, by RFM and TST to review pricing and market plans for Products and potential Products.

        RFM Indemnitees: shall have the meaning set forth in Section 14.1.

        Specifications: shall mean, as to each Product, drawings, criteria, and documented specifications including but not limited to test specifications, bill of materials, mount-bond diagram, Product marking, Product packaging and shipping specifications and materials specifications. Additional Specifications will be issued by RFM in similar form as additional Products are added to this Agreement.

        Standard Products: shall have the meaning set forth in Section 2.1.

        TST Indemnitees: shall have the meaning set forth in Section 14.2.

2.    Product Sales by TST to RFM.

2.1    General.    On the terms and conditions set forth herein, TST agrees to sell to RFM and RFM agrees to buy from TST (i) Low Power Components now or hereafter developed by TST (“Standard Products”) and (ii) custom designed products now or hereafter specified by RFM (“Custom Products” and, together with Standard Products, “Products”). All Products that are now or hereafter the subject of this Agreement, together with the Price to Third Parties are set forth on Exhibit A. After the Effective Date, all products that are to become Products shall be added to Exhibit A upon compliance with the procedure outlined in Exhibit B. Specifications of each Product will be agreed to in writing between the parties and delivered to TST prior to the purchase of any such Product pursuant to this Agreement. TST agrees not to change Products or Product specifications which would alter a Product’s form, fit or function, or make any change that would require PPAP approval under QS 9000, without the prior written consent of RFM. If TST wishes to change a Product, then TST will provide RFM with a written request to change the Product, including a description of the proposed change and whether or not the change would affect the price or performance of the Product. RFM agrees to inform TST concerning whether or not RFM is willing to consent to the change within ninety (90) days after receipt of the request.

2.2    License.    Starting on the date of this Agreement, TST grants RFM, its subsidiaries and Affiliates the non-exclusive right to distribute, sell and otherwise dispose of all Products throughout the world in all markets.

2.3    Prevention of Indirect Sales in Violation of this Agreement.    TST may sell Products to any third party for resale into the Protected Markets. However, such Products may be sold to third parties for resale in a Protected Market only at prices that equal or exceed the prices permitted by this Agreement. TST will take appropriate action to prevent sales of products to third parties in quantities in excess of those needed for unprotected markets, unless the prices for such excess quantities are at the prices required for sales to Protected Markets. If TST learns that a customer is selling Products into one or more Protected Markets (directly or indirectly), then TST agrees to cause the terms and conditions of sales to such customer to comply with the terms hereof and to take all appropriate action.

2.4    Geographic Provisions.    A description of geographic provisions and concessions are set forth in Exhibit C. If and when a product category, other than Low Power Components is added to this Agreement, the Parties shall jointly modify Exhibit C to reflect their agreement with respect to such category. If a Product that is not a Low Power Component is added such additional Product shall be deemed a Low Power Component.

2.5    New Products.    TST agrees to offer RFM the right to purchase all new products, which TST develops or obtains the right to sell from a third party that can be classified as Low Power Components. If RFM notifies TST that RFM wishes to add such product to the Agreement, then the Parties will execute an amendment adding the new product (each, a “New Product”) to Exhibit A. The Parties shall price New Products using the procedure set forth in Exhibit B.

3.    Purchasing Obligations.    RFM shall purchase Products in such quantities, on such delivery schedules and at such pricing as are provided herein. RFM shall not be obligated, however, to purchase a minimum quantity of any Product except as provided in section 5.3. The initial ordering document shall be the RFM purchase order and RFM’s standard terms and conditions shall apply.

4.    Product Prices: Payment Terms: Price Protection.

4.1    TST agrees to sell Products to RFM at the prices listed from time to time on Exhibit A as modified by Exhibit C (or including concessions in accordance with Exhibit C). Prices for each New Product will be determined and documented according to the procedure outlined for New Products in Exhibit B. The prices are FCA Factory delivered to a carrier specified by RFM.

4.2 a.  TST agrees that the Prices to Third Parties initially listed in Exhibit A are firm until the first Review Process occurs (unless TST decides to reduce the Price to Third Parties, in which event it shall notify RFM of such decision and the Parties shall amend Exhibit A in conformity with such decision). Prices to Third Parties for New Products (including Custom Products) will be held firm for a period starting on the date when they were added to Exhibit A and continuing for the remainder of the period ending on the completion of the next following Review Process.

b.  At intervals no more often than semiannually and no less often than annually, the Parties will confer to review the pricing of all Products and marketing plans (the “Review Process”). During the Review Process, the Parties shall use their Best Efforts (subject to compliance with all applicable laws) to estimate selling prices to end customers and margins. TST agrees that it will keep its costs as low as practical and shall share equally with RFM any and all cost decreases. The adjusted prices will be firm until the next Review Process is completed. The concessions set forth in Exhibit C are firm for the entire term of this Agreement, and are deducted from the prices set forth in Exhibit A.

4.3    If TST desires to sells a Product at a lower price to any third party than the base price set forth on Exhibit A, then TST agrees to promptly reduce the Price to Third Parties (minus concessions, if any, to which RFM is entitled under Exhibit C or otherwise hereunder), and allow RFM to continue paying the reduced price (minus applicable concessions) as long as TST is selling the Product at the reduced price to a third party. Such reduction in the Price to Third Parties shall be effective 30 days before such reduced price is quoted to third parties. Exhibit A will be amended to reflect the reduced price.

4.4    Payment terms are net 30 days from the date RFM receives a copy of the packing list and a complete and correct commercial invoice for shipments. If RFM’s purchase order or purchase order release contains invoicing instructions, then TST agrees to comply with those instructions. Payment of any invoice will not constitute acceptance of the applicable Products. Invoices will be subject to adjustment for errors, shortages, defects in goods or services, a Product’s non-compliance with specifications, or other failure of TST to meet its requirements under this Agreement.

5.    Forecasts; Orders; Shipment; Packaging.

5.1    RFM will a) order Products by issuing a specific purchase order listing an order quantity and b) forecast future needs by delivering to TST a forecast listing an estimated quantity which RFM believes is the maximum quantity RFM will purchase for each Product in accordance with Section 5.3. All forecasts are for planning purposes only and are not a commitment to purchase the estimated quantities of Products listed in the forecast. If any purchase order or forecast issued pursuant to this Agreement contains any specific provision inconsistent with this Agreement, then this Agreement will govern and the inconsistent provision of the purchase order will be applicable only insofar as it is not inconsistent with this Agreement.

5.2    During the term of this Agreement, TST will accept all purchase orders for Standard Products tendered by RFM that conform to the terms of this Agreement and respond promptly to all requests for Custom Products in accordance with Exhibit B.

5.3    RFM agrees to provide TST a three-month rolling sales forecast at each month end and quarterly a twelve-month rolling forecast under this Agreement. In each forecast, the first month requirement shall be treated as a firm order as of the first day of such month and its content cannot be changed or modified. The second month requirement may change from the previous monthly forecast no more than ± twenty-five percent (25%), and third month may change from previous monthly forecast no more than ± fifty percent (50%). Any requirement or forecast of the fourth month and thereafter, RFM is allowed to cancel or modify without limitation.

5.4    Lead times (the time between purchase order delivery and shipment of the Products) shall be as set forth on Exhibit A, or as mutually agreed upon in writing.

5.5    All orders will be sent to the following address:

Tai-Saw Technology Co., Ltd.
No. 3, Industrial 2nd Rd.
Ping-Chen Industrial District
Tao Yuan, 324, Taiwan, R.O.C.
Attention: Sales Manager
Facsimile: (886) 3-469-7532
E-Mail: tstsales@mail.taisaw.com

5.6    TST shall package Products, at TST’s sole cost, in conformance with the packaging specifications agreed to by the Parties. The packaging art will be supplied by RFM.

5.7    RFM has the option of converting ordering to Electronic Data Interchange (EDI) and converting payment to Electronic Funds Transfer (EFT) technology at any time during the Agreement term on sixty (60) days prior written notice to TST. If RFM exercises this option, then TST agrees to provide, at no cost to RFM, the necessary electronic data interface to allow for the implementation of such technology.

5.8    THE PARTIES AGREE THAT TIME AND THE RATE OF DELIVERY ARE OF THE ESSENCE FOR ALL PURCHASE ORDERS AND PURCHASE ORDER RELEASES PLACED BY RFM UNDER THIS AGREEMENT.

6.    Specifications.    All Products and services provided by TST to RFM shall be in accordance with RFM’s specifications and test procedures unless mutually agreed in writing by both Parties.

7.    Business Plan and Sales Report.    Two months after the date hereof RFM agrees to send TST a business plan for RFM’s marketing of TST products including a marketing plan, sales headcounts and resources allocation to TST products and a two-year sales target. Additionally, RFM agrees to send TST a sales activity Report seven days after each month end.

8.    Late Shipment.    TST shall use its Best Efforts to ship Products in accordance with the lead times set forth herein. The Parties agree to conduct a periodic review of delivery performance and discuss goals for improvement. TST will inform RFM immediately when it determines a shipment of Products will be late and provide a revised shipment date. TST shall expedite Product shipments that are late at its costs.

9.    QS 9000 Certification.    TST agrees to use its best efforts to remain QS 9000 certified, and agrees to notify RFM promptly upon learning that it no longer is so certificated.

10.    Representations, Warranties and Covenants of RFM: RFM represents and warrants to TST and covenants as follows:

10.1    Corporate Status and Good Standing.    RFM is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation with full corporate power and authority under its articles of incorporation and bylaws to own and lease its properties and to conduct its business as the same exists. RFM is duly qualified to do business as a foreign corporation in all states or jurisdictions in which the nature of its business requires such qualification, except where the failure to be so qualified would not have an adverse effect on it.

10.2    Authorization.    RFM has full corporate power and authority under its articles of incorporation and bylaws and its directors and officers have taken all necessary action to authorize it, to execute and deliver this Agreement and the exhibits hereto, to consummate the transactions contemplated herein and to take all actions required to be taken by it pursuant to the provisions hereof, and each of this Agreement and the exhibits hereto constitute the valid and binding obligations of RFM, enforceable in accordance with its terms, except as enforceability may be limited by general equitable principles, bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally.

10.3    Non-Contravention.    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein or therein, does or will violate, conflict with, result in breach of or require notice or consent under any law, the articles of incorporation or bylaws of RFM or any provision of any agreement or instrument to which RFM is a party.

10.4    Validity.    There are no pending or threatened judicial or administrative actions, proceedings or investigations which question the validity of this Agreement or any action taken or contemplated by RFM or in connection with this Agreement.

10.5.    Evaluation of Alleged Defects.    TST will have the right to evaluate and confirm all alleged defects in a Product. RFM will control the physical flow of defective Product from its customers to TST. If necessary and at RFM’s sole discretion, customers may return allegedly defective Product to TST at the address listed on page 1 at TST’S cost for evaluation by TST. TST shall promptly evaluate the allegedly defective Product submitted by RFM and communicate the results of TST’s evaluation to RFM within seven (7) days after receipt.

11.    Representations and Warranties of TST.    TST represents and warrants to RFM and covenants as follows:

11.1    Corporate Status and Good Standing.    TST is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, with full corporate power and authority under its certificate or articles of organization and regulations to own and lease its properties and to conduct its business as the same exists. TST is duly qualified to do business as a foreign corporation in all states or jurisdictions in which the nature of its business requires such qualification, except where the failure to be so qualified would not have an adverse effect on it.

11.2    Authorization.    TST has full corporate power and authority under its certificate or articles of organization and regulations and its board of directors and stockholders have taken all necessary action to authorize it, to execute and deliver this Agreement and the exhibits hereto, to consummate the transactions contemplated herein and to take all actions required to be taken by it pursuant to the provisions hereof or thereof, and each of this Agreement and exhibits hereto constitute the valid and binding obligations of TST, enforceable in accordance with its terms, except as enforceability may be limited by general equitable principles, bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally.

11.3    Non Contravention.    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein, does or will violate, conflict with or result in breach of, or require notice or consent under any law, the certificate or articles of incorporation or bylaws or regulations of TST or any provision of any agreement or instrument to which TST is a party.

11.4    Validity.    There are no pending or threatened judicial or administrative actions, proceedings or investigations, which question the validity of this Agreement or any action taken or contemplated by TST in connection with this Agreement.

11.5    Warranty.    TST warrants that (i) for a period of fifteen (15) months after the date of delivery of the Products, the Products will not contain any Manufacture Defect; and (ii) TST has complied in all material respects with all applicable local, foreign, domestic and other laws, rules, regulations and requirements. THE FOREGOING WARRANTIES ARE EXCLUSIVE AND IN LIEU OF ALL OTHER EXPRESS AND IMPLIED WARRANTIES WHATSOEVER, INCLUDING BUT NOT LIMITED TO IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR PARTICULAR PURPOSE.

11.6    Limitation of Damages.    As the sole remedy to RFM for breach of the foregoing warranties, TST agrees to replace, without charge to RFM or its customer, any Product proved to be defective within the warranty period, or to refund RFM’s purchase price and Product return (if applicable) and shipping costs, at the election of RFM.

12.    Trademarks

12.1    Products packaging will bear such trademarks of RFM as RFM shall direct. TST’s use of RFM’s trademarks will be limited to use in connection with the Products sold to RFM pursuant to this Agreement, subject to RFM’s prior review and approval.

12.2    TST acknowledges that the “RFM” corporate symbol trademark and other RFM trademarks which may be used on Products packaging, and the goodwill associated therewith, are valid throughout the world and are the exclusive property of RFM and the use of those trademarks on Products packaging, and the goodwill created inures to the benefit of RFM. TST will not claim any rights in or otherwise use the “RFM” corporate symbol, trademark or trade dress, or the other RFM trademarks which RFM may use on Products packaging, or put in issue either the validity of those trademarks or the ownership by RFM of those trademarks.

12.3    Upon cancellation or termination of this Agreement, TST shall not use the “RFM” corporate symbol, trademark, or trade dress, or the other RFM trademarks which RFM may use on Products packaging, or any other confusingly similar marks.

13.    Labor.    During the term of this Agreement, TST agrees that it shall be solely responsible for the payment of all wages, fringe benefits, social security, unemployment and similar expenses and taxes in respect of TST’s employees and applicable to the Manufacture of the Products and the performance of any support services contemplated under this Agreement. As required by any applicable law, TST represents, warrants and agrees that it has provided and shall maintain in effect full statutory coverage for workers’ compensation, employers’ liability and disability insurance for all of its employees. TST further agrees and warrants that it has and shall comply with all applicable Taiwan national and local labor laws and other applicable wage and hour and other labor laws, including without limitation, all child labor, minimum wage, overtime and safety related laws.

14.    Indemnification.

14.1    TST’s Indemnification.    TST shall indemnify RFM and its Affiliates (including their respective officers, directors, employees and agents) (collectively, “RFM Indemnitees”) against, and hold harmless from and against, any and all claims, actions, causes of action, arbitrations, proceedings, losses, damages, liabilities, judgments and expenses (including without limitation, reasonable attorneys’ fees) (“Indemnified Amounts”) incurred by one or more RFM Indemnitees as a result of (I) any material error, inaccuracy, breach or misrepresentation in any of the representations, warranties or agreements made by TST in this Agreement; (ii) any claim or allegation that TST or any of its representatives and agents have not fully discharged all obligations under labor laws as set forth in Section 13; (iii) any dispute with a subcontractor, employee, independent contractor, manufacturer, agent or supplier of TST; (iv) the operation by TST of the Factory during the term of this Agreement; and (v) any Manufacture Defect. Any liability under this Section 14.1 by TST shall be limited in the aggregate to a maximum amount equal to (i) with respect to claims based on a Manufacture Defect, the price paid by RFM to TST for the Finished Goods subject to such claim plus return and shipping costs and (ii) with respect to claims based on the performance of any services hereunder, the price paid by RFM for such services. The RFM Indemnitees shall be entitled to recover their reasonable and necessary attorneys’ fees and litigation expenses incurred in connection with successful enforcement of their rights under this Agreement. TST shall not be liable for indirect, punitive or consequential damages, except as specifically provided elsewhere herein.

14.2    RFM’s Indemnification.    RFM shall indemnify TST and its Affiliates (including their respective officers, directors, employees and agents)(collectively, the “TST Indemnitees”) against, and hold harmless from and against, any and all Indemnified Amounts incurred by one or more TST Indemnitees as a result of any material error, inaccuracy, breach or misrepresentation in any of the representations and warranties made by RFM in this Agreement. The TST Indemnitees shall be entitled to recover their reasonable and necessary attorneys’ fees and litigation expenses incurred in connection with successful enforcement of their rights under this Agreement. RFM shall not be liable for indirect, punitive or consequential damages, except as specifically provided elsewhere herein.

15.    Termination

This Agreement shall take effect as of the Effective Date and shall continue in force until terminated in accordance with Section 15.1.

15.1    Subject to Section 15.3, this Agreement may be terminated in accordance with the following provisions:

(a)  Either party may terminate this Agreement by giving notice in writing to the other party in the event the other party is in material breach of this Agreement and shall have failed to cure such breach within ninety (90) days of receipt of written notice thereof from the first party.

(b)  Either party may terminate this Agreement at any time by giving notice in writing to the other party, which shall be effective upon dispatch, should the other party file a petition at any time as to its bankruptcy, be declared bankrupt, become insolvent, make an assignment for the benefit of creditors, go into liquidation or receivership or otherwise lose control of its business.

(c) RFM may terminate this Agreement without cause upon three (3) years’ prior written notice to TST.

(d) TST may terminate this Agreement without cause upon three (3) years’ prior written notice to RFM.

(e) RFM may terminate if TST at any time has a change in control.

15.2    For purposes of Section 15.1(e) above, a “change in control” shall be deemed to have occurred at such time ownership of not less than 50% of the equity securities of TST undergo a change in ownership during the term of this Agreement, excluding from such calculation transfers that do not change the Person in ultimate control of TST.

15.3    Rights and Obligations on Termination. In the event of termination of this Agreement pursuant to Section 15.1 above, the Parties shall have the following rights and obligations:

(a) Termination of this Agreement shall not release either party from the obligation to make payment of all amounts then due and payable.

(b) In the event of termination under Section 15.1(c), RFM will purchase from TST all scheduled Finished Goods inventory. TST agrees, in the event of termination under Section 15.1 (c), to follow all reasonable instructions to minimize the cost of such termination to RFM.

(c) In the event of termination under Section 15.1, TST shall return all of RFM’s materials, documents, and supplies via ship method requested by RFM. The shipping cost will be at the expense of RFM.

(d) TST’s warranty obligations under this Agreement will still be enforceable notwithstanding termination of this Agreement.

16.    Remedies.

In the event either party breaches in any material respect any representations, warranties or covenants hereunder or fails to comply in any material respect with any term or requirement of this Agreement, in addition to any other remedies the non-breaching party shall be entitled to (a) terminate this Agreement in accordance with Section 15.1; (b) recover any and all actual costs, expenses and damages, (including reasonable attorneys’ fees); and/or (c) offset any amounts due to the non-breaching party by any actual costs and expenses incurred by the non-breaching party as a result of such breach or failure to comply. Remedies herein shall not be exclusive but shall be cumulative of any other remedy herein or under any other statute or law. Upon such termination, neither of the Parties nor any other Person shall have any liability or further obligation arising out of this Agreement except for any liability resulting from its breach of this Agreement prior to termination, except that the provisions of Sections 17, 18, 19, 20.1 and 20.15 shall continue to apply.

17.    Confidentiality.

17.1    Neither Party nor its Affiliates will, directly or indirectly, disclose or provide to any other Person any non-public information of a confidential nature concerning the business or operations of the other Party or its Affiliates, including without limitation, any trade secrets or other proprietary information of the other Party or its Affiliates, known or which becomes known to such Party or its Affiliates as a result of the transactions contemplated hereby or TST’s operation of the Factory, except as is contemplated hereby or required in governmental filings or judicial, administrative or arbitration proceedings. In the event that either Party or any of its Affiliates becomes legally required to disclose any such information in any governmental filings or judicial, administrative or arbitration proceedings, such Party shall, and shall cause any Affiliate to, provide the other Party with prompt notice of such requirements so that the other Party may seek a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained, the Party required to make such disclosure shall, and shall cause its Affiliates to, furnish only that portion of the information that such disclosing Party or its Affiliate, as the case may be, is advised by its counsel is legally required, and such disclosure shall not result in any liability hereunder unless such disclosure was caused by or resulted from a previous disclosure by the disclosing Party or its Affiliates that was not permitted by this Agreement.

18.    Intellectual Property/Data Rights.

18.1    All TST intellectual property owned by TST before the date of this Agreement shall remain the sole property of TST and any intellectual property developed solely by TST during the term of this Agreement shall be the sole property of TST.

18.2    All RFM intellectual property owned by RFM before the date of this Agreement shall remain the sole property of RFM and any intellectual property developed solely by RFM during the term of this Agreement shall be the sole property of RFM.

18.3    All intellectual property that is jointly developed by TST and RFM during the term of this Agreement shall be jointly owned (the “Joint Intellectual Property”). TST and RFM agree to take such actions and sign such agreements as may be necessary to protect or perfect the other’s individual intellectual property or its joint interest in Joint Intellectual Property and to allow the other party to exploit the Joint Intellectual Property in a manner not inconsistent with this Agreement.

18.4    TST agrees to execute all papers and provide requested assistance, at RFM’s request and expense, during and subsequent to its work for RFM, to enable RFM or its nominees to obtain patents, copyrights, and legal protection for Joint Intellectual Property in any country.

18.5    RFM agrees to execute all papers and provide requested assistance, at TST’s request and expense, during and subsequent to its work at TST, to enable TST or its nominees to obtain patents, copyrights, and legal protection for Joint Intellectual Property in any country.

18.6    Upon termination of this Agreement, whether by expiration, cancellation, or otherwise, TST agrees to promptly deliver to an officer of RFM all data, documents, and other records which relate to the business activities of RFM, and all other materials and badges which are the property of RFM and RFM agrees to promptly deliver to an officer of TST all data, documents, and other records which relate to the business activities of TST, and all other materials and badges which are the property of TST.

19.    Intellectual Property Infringement and Indemnification

TST shall indemnify and hold harmless the RFM Indemnitees and intermediate and end-user customers against all losses, claims, damages and expenses arising out of or related to a claim of infringement of patents, process patents, trademarks, copyrights or other intellectual property rights arising from the marketing or sale of the Products (other than claims related to intellectual property included in Custom Products provided by RFM).

20.    General Provisions.

20.1    Expenses.    Each party shall pay its own expenses, including the fees and disbursements of its counsel in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated herein, except as otherwise provided herein.

20.2    Entire Agreement.    This Agreement, including all schedules and exhibits hereto (which are incorporated herein as if stated in the body of this Agreement), constitutes the entire agreement of the Parties and supersedes all previous proposals, oral or written, and all negotiations, conversation or discussions heretofore and between the Parties with respect to the subject matter hereof, and may not be modified, amended or terminated except by a written instrument specifically referring to this Agreement signed by all the Parties hereto.

20.3    Waivers and Consents.    All waivers and consents given hereunder shall be in writing. No waiver by any party hereto of any breach or anticipated breach of any provision hereof by any other party shall be deemed a waiver of any other contemporaneous, preceding or succeeding breach or anticipated breach, whether or not similar.

20.4    Notices.    All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below or if sent by facsimile or email, one business day after it is successfully transmitted to the facsimile number or email address specified:

If to TST, to:	President and CEO
Tai-Saw Technology Co., Ltd.
No. 3, Industrial 2nd Rd.
Ping-Chen Industrial District
Tao Yuan, 324, Taiwan, R.O.C.
Facsimile: (866) 3-469-7532
E-Mail: tstcom1@ms24.hinet.net

If to RFM, to:	President and CEO
R F Monolithics
4347 Sigma Road
Dallas, TX 75244
USA
Facsimile: (972) 404-9476
E-Mail: somerville@rfm.com

CC to:	VP Corporate Development & Quality
E-Mail: somerville@rfm.com

VP Engineering
E-Mail: kansy@rfm.com

Any party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

20.5    Successors and Assigns.    This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors, legal representatives and assigns. No third party shall have any rights hereunder, except for the indemnitees specified under Sections 14.1 and 14.2 shall have the rights specified thereunder and elsewhere in this Agreement. No assignment shall release the assigning party.

20.5    Choice of Law; Section Headings.    This Agreement is performable, in part, in Dallas County, Texas and, in part, in Taiwan, and shall be governed by and construed in accordance with laws of the State of Texas, U.S.A., without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas. The United Nations Convention On Contracts For The International Sale Of Goods shall not apply to this Agreement. The section headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

20.7    Severability.    If any term or provision of this Agreement or the application thereof to any Person or circumstance shall be deemed invalid, illegal or unenforceable to any extent or for any reason, such provision shall be severed from this Agreement and the remainder of this Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law. A provision, which is valid, legal and enforceable, shall be substituted for the severed provision.

20.8    Construction.    The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

20.9    Force Majeure.    Neither party shall be liable for loss or damage or deemed to be in breach of this Agreement if its failure to perform its obligations results from (i) compliance with any law, ruling, order, regulation, requirement, or instruction of any federal, state, foreign, or municipal government or any department or agency thereof; (ii) acts of God; or (iii) fires, strikes, embargoes, war, or riot. The party experiencing such cause or delay shall immediately notify the other party of the circumstances which may prevent or significantly delay its performance hereunder and shall use its Best Efforts to alleviate the effects of such cause or delay. Any delay resulting from any of these causes shall extend performance accordingly or excuse performance, in whole or in part, as may be reasonable.

20.10    Counterparts.    This Agreement may be executed in any number of counterparts; each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

20.11    Agency.    TST is an independent contractor and vendor. Nothing in this Agreement shall be construed to constitute either party the agent of the other party and neither party shall represent to any third party that it has any right or authority to act as the agent for or otherwise to represent the other party.

20.12    Bankruptcy.    If during the term of this Agreement a petition in bankruptcy is filed by or against TST, or if TST, as a debtor, seeks or takes the benefit of any insolvency or debtor’s relief proceeding, or if TST shall file or attempt to file an assignment for the benefit of creditors, or if TST shall apply to its creditors to compound its debts, then in any such event, RFM shall have the right to decline to take further deliveries hereunder or RFM may, without prejudice to any other lawful remedy, cancel this Agreement. If during the term of this

Agreement a petition in bankruptcy is filed by or against RFM, or if RFM, as a debtor, seeks or takes the benefit of any insolvency or debtor’s relief proceeding, or if RFM shall file an assignment for the benefit of creditors, or if RFM applies to its creditors to compound its debts, then in any such event, TST may without prejudice to any other lawful remedy, cancel this Agreement.

20.13    Assignment of Obligations.    Neither party may assign this Agreement without the prior written consent of the other party; provided that RFM may assign this Agreement to any Person acquiring all or substantially all of RFM’s assets.

20.14    Export & Import Laws/Regulations.    The Parties shall comply with all applicable Taiwan and International Export and Import laws and regulations in the execution of this Agreement. TST shall execute such other agreements and documents as RFM requests, from time to time, in order to ensure compliance with said laws.

20.15    Dispute Resolution.

(a)    Negotiation.    In the event of any dispute or disagreement between Parties as to the interpretation of any provision of this Agreement (or the performance of obligations hereunder), the matter, upon written request of either party, shall be referred to representatives of the Parties for decision, each party being represented by a senior executive officer who has no direct operational responsibility for the matters contemplated by this Agreement. The representatives shall promptly meet in a good faith effort to resolve the dispute. If the representatives do not agree upon a decision within 30 calendar days after reference of the matter to them, each of the Parties shall be free to exercise all other remedies available to it.

(b)    Arbitration.    Any controversy, dispute or claim arising out of or relating in any way to this Agreement or the other agreements contemplated hereby or the transactions arising hereunder or thereunder that cannot be resolved by negotiation pursuant to paragraph (a) above shall, be settled exclusively by binding arbitration in Hong Kong and in accordance with the current Commercial Arbitration Rules of the International Chamber of Commerce. The Parties shall endeavor to select a mutually acceptable arbitrator knowledgeable about issues relating to the subject matter of this contract. In the event the Parties are unable to agree upon an arbitrator, each party will select an arbitrator and the arbitrators in turn shall select a third arbitrator. The language of the arbitration will be in English. The fees and expenses of the arbitrator shall be shared equally by the Parties and advanced by them from time to time as required; provided that at the conclusion of the arbitration, the arbitrator may award costs and expenses (including the costs of the arbitration previously advanced and the fees and expenses of attorneys, accountant and other experts) plus interest, to the prevailing party to the extent that in the judgment of the arbitrator it is fair to do so. No pre-arbitration discovery shall be permitted, except that the arbitrator shall have the power in his or its sole discretion, on application by any party, to order pre-arbitration examination solely of those witnesses and documents that any other party intends to introduce in its case-in-chief at the arbitration hearing. The arbitrator shall render his or its award within 90 days of the conclusion of the arbitration hearing. Notwithstanding anything to the contrary provided in this Section 20.15 and without prejudice to the above procedures, either party may apply to any court of competent jurisdiction for temporary injunctive or other provisional judicial relief if such action is necessary to avoid irreparable damage or to preserve the status quo until such time as the arbitration panel is convened and available to hear such party’s request for temporary relief. The award rendered by the arbitrator shall be final and not subject to judicial review and judgment thereon may be entered in any court of competent jurisdiction. Any monetary award will be made and payable in U.S. dollars free of any tax or other deduction.

20.16    English Controlling.    For purposes of convenience, this Agreement may be translated but it is understood that the English version of this Agreement (and the schedules and exhibits) will control for all purposes. In case of a conflict in meaning between the two versions, the Parties are responsible for performing in accordance with the English version hereof.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

RF MONOLITHICS, INC.	TAI-SAW TECHNOLOGY CO., LTD.

By: /s/ David_Kirk	By: /s/ Yu-Tung Huang

Printed Name: David Kirk	Printed Name: Yu-Tung Huang

Title: President & CEO	Title: President

Date: September 19, 2002	Date: September_23, 2002

EXHIBIT A –PRODUCTS, PRICES AND LEAD TIMES

NOTE: THIS EXHIBIT A WILL BE UPDATED AS NEW PRODUCTS ARE ADDED WHEN LEAD TIMES OR PRICES TO THIRD PARTIES ARE MODIFIED, AND PURSUANT TO THE REVIEW PROCESS. THE DATE OF THIS EXHIBIT A IS THE EFFECTIVE DATE.

Product (RFM & TST Part Nos.)	Prices to Third Parties	Lead Time

EXHIBIT B – NEW PRODUCT ADDITION PROCEDURE

A.    The Parties shall develop a procedure for adding New Products and determining the specifications and lead times. The procedure shall be agreed upon in writing and draw heavily upon the principles set forth in RFM’s DS-05-02, Revision E, accompanying this Agreement and incorporated herein by reference.

B.    Pricing procedure for New Products shall be:

[RFM 004 – Material have been omitted pursuant to a Request for Confidential Treatment made by RFM. Material has been filed separately with the Commission
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[RFM 005 – Material have been omitted pursuant to a Request for Confidential Treatment made by RFM. Material has been filed separately with the Commission.
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EXHIBIT C – GEOGRAPHIC PROVISIONS

1.
Low Power Components.    The following provisions shall apply with respect to sales by TST to RFM of Low Power Components. [RFM 006 - Material have been omitted pursuant to a Request for Confidential Treatment made by RFM. Material has been filed separately with the Commission.

]

i.	TST agrees not to build and sell low power components in 4mm x 6mm surface mount packages.

ii.	[RFM 007 – Material have been omitted pursuant to a Request for Confidential Treatment made by RFM. Material has been filed separately with the Commission.

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iii.	[RFM 008 – Material have been omitted pursuant to a Request for Confidential Treatment made by RFM. Material has been filed separately with the Commission.

]

iv.	[RFM 009 – Material have been omitted pursuant to a Request for Confidential Treatment made by RFM. Material has been filed separately with the Commission.

]

v.	[RFM 010 – Material have been omitted pursuant to a Request for Confidential Treatment made by RFM. Material has been filed separately with the Commission.

]

vi.	[RFM 011 – Material have been omitted pursuant to a Request for Confidential Treatment made by RFM. Material has been filed separately with the Commission

]

2.	[RFM 012 – Material have been omitted pursuant to a Request for Confidential Treatment made by RFM. Material has been filed separately with the Commission

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3.	Audit Rights.

TST shall allow RFM to retain an independent third party to review TST’s records for the sole purpose of confirming compliance herewith. RFM shall bear the expense of such audit; provided, however, should the audit reveal overcharges of RFM for Products exceeding $50,000 when calculated on an annualized basis, such audit expenses shall be paid by TST.